Exhibit 99.1

MAYOR’S JEWELERS, INC. REPORTS STRONG IMPROVEMENT IN
BOTTOM LINE RESULTS DESPITE THE EFFECT OF HURRICANE ACTIVITY

     SUNRISE, FL. October 27, 2004 /BUSINESS WIRE/ — Mayor’s Jewelers, Inc. (AMEX:MYR), which operates 28 luxury jewelry stores in Florida and Georgia, reported notably improved bottom line results for its second fiscal quarter and the six months ended September 25, 2004, as compared with the previous year.

Second fiscal quarter net sales were $25.5 million for the thirteen weeks ended September 25, 2004, compared to $23.8 million for the thirteen weeks in the prior year’s second fiscal quarter ended September 27, 2003, a 6.9% increase. This increase in net sales was achieved despite the closure of stores due to Hurricanes Charley, Frances and Jeanne, which amounted to an equivalent of 6 business days per store, for approximately 24 stores. These store closures occurred primarily on weekends, including the Labor Day holiday weekend. Comparable store sales (sales in stores open in both thirteen-week periods) increased 5.3% from last year’s second fiscal quarter. Comparable store sales adjusted for the days stores were closed due to the hurricanes increased by 11.5% for the second fiscal quarter as compared to last year. Net sales for the twenty-six week period ended September 25, 2004, were $54.6 million compared to $48.3 million for the twenty-six week period ended September 27, 2003, a 13.0% increase. Comparable store sales for the twenty-six week period increased 12.0% from last year and, when adjusted for the days stores were closed due to the hurricanes, increased by 15.1%.

Gross profit and gross margin (gross profit as a percentage of sales) for the current second fiscal quarter were $10.7 million and 41.9%, respectively, compared to $9.5 million and 39.9%, respectively, during the prior year second fiscal quarter. Gross profit and gross margin were $22.8 million and 41.8%, respectively, for the twenty-six week period ended September 25, 2004, compared to $19.4 million and 40.1% for the twenty-six period ended September 27, 2003. The increase in gross profit and gross margin was due primarily to the continued successful execution of merchandising strategies.

Operating expenses were $11.9 million for the second fiscal quarter of the current year, which includes $0.8 million reduction of expenses related to the settlement of a sales tax audit for less than the amount accrued as well as the adjustment of other sales tax contingency estimates. Excluding the reduction in operating expenses resulting from the adjustment of sales tax liabilities, operating expenses were $12.7 million for both the thirteen week periods ended September 25, 2004 and September 27, 2003, which represented 49.9% and 53.4% of net sales for the respective periods. Operating expenses for the twenty-six week period ended September 25, 2004 were $25.3 million, including the adjustment of sales tax liabilities, or 46.3% of sales, and $25.4 million, or 52.5% of sales for the twenty-six week period ended September 27, 2003.

Net loss for the current second fiscal quarter decreased 47.4% from the second fiscal quarter of the prior year to ($2.3) million, as compared to a net loss of ($4.4) million. Loss per share for the second quarter of the current year was ($0.06), as compared to ($0.24) in the second fiscal quarter of the prior year. Net loss for the twenty-six week period ended September 25, 2004, was ($4.6) million, or ($0.13) loss per share, compared to a net loss of ($8.2) million, or ($0.45) loss per share, for the twenty-six week period ended September 27, 2003, a 43.5% improvement in results.

Commenting on the results, Thomas A. Andruskevich, Chairman, Chief Executive Officer and President of Mayor’s said, “We are very pleased with the Company’s performance for the second fiscal quarter, especially in light of the business disruptions caused by three hurricanes. The hurricane season is now drawing to a close and therefore, we are hopeful that we will not have any further aberrations in our results that are outside of our control for the remainder of the fiscal year. Mayor’s momentum continues to build and, with the strong merchandising and marketing programs the Company now has in place, we are cautiously optimistic about the prospects for future growth and profitability.”

Mayor’s is a leading luxury retail jeweler serving Florida and Greater Atlanta. The Company was founded in 1910 and has maintained the intimacy of a family-owned boutique while becoming renowned for its fine jewelry, timepieces and giftware. Mayor’s currently operates 28 total stores; 23 in Florida, five in Georgia. Additional information can be found on Mayor’s Web site, www.mayors.com.

This press release contains certain “forward-looking” statements including statements regarding the Company’s expectation for no aberrations in earnings results, strong sales, margin and earning results for the remainder of the fiscal year, success of the Company’s marketing and business strategies, and future growth and profitability. Actual results might differ materially from those projected in the forward-looking statements as they are subject to various risks and uncertainties. These risks and uncertainties include the possibility of additional hurricanes or other natural disasters, the Company’s ability to maintain strong sales, margins and earnings throughout the remainder of the fiscal year, the ability of the Company to maintain strong growth and profitability, and the Company’s ability to compete with other jewelers. Information concerning factors that could cause actual results to differ materially are set forth in Mayor’s 2003 Annual Report on Forms 10-K filed with the Securities and Exchange Commission on July 25, 2004. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

CONTACT:	Mayor’s Jewelers, Inc., Sunrise, Florida
John Ball, 954/846-2853
Investor Relations e-mail: jball@mayors.com

MAYOR’S JEWELERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS — UNAUDITED
(Amounts shown in thousands except share and per share data)

	Thirteen	Thirteen
	Weeks Ended	Weeks Ended
	September 25, 2004	September 27, 2003
Net sales	$25,483	$23,834
Cost of sales	14,810	14,333

Gross profit	10,673	9,501

Selling, general and administrative expenses	11,877	11,874
Other charges	(790)	—
Depreciation and amortization	841	861

Total operating expenses	11,928	12,735

Operating loss	(1,255)	(3,234)
Interest and other financial costs, net	(1,060)	(1,166)

Loss from operations before income taxes	(2,315)	(4,400)
Income tax	—	—

Net loss	(2,315)	(4,400)
Preferred stock cumulative dividend	—	(357)

Net loss attributable to common stockholders	$(2,315)	$(4,757)

Weighted average shares outstanding, basic and diluted	36,961,307	19,608,310
Loss per share, basic and diluted	$(0.06)	$(0.24)

MAYOR’S JEWELERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS — UNAUDITED
(Amounts shown in thousands except share and per share data)

	Twenty-six	Twenty-six
	Weeks Ended	Weeks Ended
	September 25, 2004	September 27, 2003
Net sales	$54,622	$48,339
Cost of sales	31,796	28,934

Gross profit	22,826	19,405

Selling, general and administrative expenses	24,396	23,672
Other charges	(790)	—
Depreciation and amortization	1,674	1,712

Total operating expenses	25,280	25,384

Operating loss	(2,454)	(5,979)
Interest and other financial costs, net	(2,172)	(2,209)

Loss from operations before income taxes	(4,626)	(8,188)
Income tax	—	—

Net loss	(4,626)	(8,188)
Preferred stock cumulative dividend	—	(715)

Net loss attributable to common stockholders	$(4,626)	$(8,903)

Weighted average shares outstanding, basic and diluted	36,961,307	19,608,310
Loss per share, basic and diluted	$(0.13)	$(0.45)

MAYOR’S JEWELERS, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS — UNAUDITED
(Amounts shown in thousands except share and per share data)

	September 25,	March 27,
	2004	2004
ASSETS
Current Assets:
Cash and cash equivalents	$1,100	$1,448
Accounts receivable (net of allowance for doubtful accounts of $980 and $999, at September 25, 2004 and March 27, 2004, respectively)	4,987	6,446
Inventories	82,903	80,825
Other current assets	676	1,194

Total current assets	89,666	89,913

Property, net	13,515	14,634
Other assets	721	668

Total non-current assets	14,236	15,302

Total assets	$103,902	$105,215

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$14,684	$13,833
Accrued expenses	6,911	9,457
Credit facility	37,989	33,005

Total current liabilities	59,584	56,295

Other long term liabilities	2,657	2,768
Term loan	12,668	12,668

Total long term liabilities	15,325	15,436

Stockholders’ Equity:
Series A-1 convertible preferred stock, $.001 par value, 15,050 shares authorized and issued at September 25, 2004 and March 27, 2004, liquidation value of $15,050,000	—	—
Common stock, $.0001 par value, 50,000,000 shares authorized, 46,945,261 issued at September 25, 2004 and March 27, 2004	5	5
Additional paid-in capital	206,249	206,114
Accumulated deficit	(147,861)	(143,235)
Less: 9,983,954 shares of treasury stock, at cost	(29,400)	(29,400)

Total stockholders’ equity	28,993	33,484

Total liabilities and stockholders’ equity	$103,902	$105,215

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